Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of October 18, 2005, by and between OVERSTOCK.COM, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of February 13, 2004, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1.             Section 1.1 (a) is hereby amended by deleting “Twenty Million Dollars ($20,000,000.00)” as the maximum principal amount available under the Line of Credit, and by substituting for said amount “Thirty Million Dollars ($30,000,000.00).

2.             Section 1.3 is hereby deleted in its entirety, and the following substituted therefor:

“SECTION 1.3.              COLLATERAL.

As security for all indebtedness of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower’s securities account #18558100 maintained with Wells Fargo Institutional Trust.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank.  Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.”

3.             In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $5,208.00.

4.             Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification.  All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment.  This Amendment and the Credit Agreement shall be read together, as one document.

5.             Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein.  Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WELLS FARGO BANK,
OVERSTOCK.COM, INC.	NATIONAL ASSOCIATION

By:	By:
Lisbeth Hopper,
Title:	Relationship Manager